Exhibit 99.1

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

•    Digital subscriptions grew by 8,036 subscribers, or 44.2 percent, in 2018 compared to 2017

•    Operating expense decreased $10.2 million, or 15.5 percent, in 2018 compared to 2017

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported first quarter 2018 net loss of $(4.0) million,  or $(0.19) per share. In the first quarter of 2017,  A. H. Belo Corporation (the “Company”) reported net loss of $(4.4) million, or $(0.21) per share.

In the first quarter of 2018, on a non-GAAP basis, the Company reported operating loss adjusted for certain items (“adjusted operating loss”)  of $(2.5) million, a  decrease of $1.7 million,  or 198.7 percent,  when compared to adjusted operating loss of $(0.8) million reported for the first quarter of 2017.

Jim Moroney, chairman, president and Chief Executive Officer, said, “During the first quarter, we grew our paid digital subscriber base by 8,036 subscribers, or 44.2 percent, over the first quarter 2017, ending the first quarter 2018 with 26,206 paid digital subscribers. It is imperative that we continue to build our base of consumer revenue and our results in the first quarter show real progress. Also, we continued to decrease our dependence on print advertising revenue. For the first quarter, total digital and marketing services revenue, excluding the impact of the new revenue guidance, was 41.1 percent of total advertising and marketing services revenue, reflecting a 430 basis point increase when compared to the 36.8 percent reported in the first quarter of 2017. Total digital and marketing services revenue was 22.4 percent of total revenue, reflecting a 110 basis point increase when compared to the 21.3 percent reported in the first quarter of 2017. Fortunately, we had implemented strong cost reduction actions in 2017, which contributed to total adjusted operating expense being 10.8 percent lower than the first quarter in the prior year.”

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

May 2, 2018

First Quarter Results

Total revenue was $49.5 million in the first quarter of 2018,  a  decrease of $11.4 million, or 18.8 percent,  when compared to the first quarter of 2017.

Revenue from advertising and marketing services, including print and digital revenues, was $25.7 million in the  first quarter of 2018,  a  decrease of $9.5 million, or 26.9 percent, when compared to the first quarter of 2017. The Company adopted the new revenue guidance (Topic 606) as of January 1, 2018, which requires revenue to be recorded net for certain transactions where the Company acted as an agent. Prior to adoption, such revenue was generally recorded gross. As a result of adopting this new guidance, advertising and marketing services revenue was reduced by $2.9 million for the three months ended March 31, 2018, with the offsetting change recorded as a reduction to operating expense.

Excluding the impact of the new revenue guidance, advertising and marketing services revenue decreased $6.6 million, or 18.8 percent, when compared to the prior year period. For the first quarter of 2018, total digital and marketing services revenue was 41.1 percent of total advertising and marketing services revenue, reflecting a 430 basis point increase when compared to the 36.8 percent reported in the first quarter of 2017. Total digital and marketing services revenue was 22.4 percent of total revenue, reflecting a 110 basis point increase when compared to the 21.3 percent reported in the first quarter of 2017.

Circulation revenue was $17.7 million, a decrease of $1.4 million, or 7.4 percent, when compared to the first quarter of 2017.  The decline was primarily due to a decrease in home delivery and single copy volume. In addition, circulation revenue was reduced by $0.3 million for the three months ended March 31, 2018, as a result of adopting the new revenue guidance, which requires revenue to be reduced by any non-payment for the grace period in which newspapers are delivered after a subscription expires. Prior to adoption, non-payment was recorded as bad debt to operating expense.

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

May 2, 2018

Printing, distribution and other revenue decreased $0.6 million, or 8.7 percent, to $6.0 million,  due to a  $0.3 million decrease in commercial printing revenue and a decrease of $0.2 million related to a discontinued product line.

Total consolidated operating expense in the first quarter of 2018, on a GAAP basis, was $55.7 million, a decrease of $10.2 million, or 15.5 percent, compared to the first quarter of 2017.  Excluding the expense decrease related to the adoption of the new revenue guidance, consolidated operating expense decreased $7.1 million, or 10.8 percent, when compared to the prior year period. The decline was primarily due to decreases of $4.1 million in employee compensation and benefits expense, $1.4 million in distribution expense,  $0.6 million in newsprint expense, $0.4 million in consulting expense and $0.4 million in temporary services expense.

In the first quarter of 2018, on a non-GAAP basis, total consolidated operating expense adjusted for certain items (“adjusted operating expense”) was  $55.1 million, a decrease of $6.7 million, or 10.8 percent, compared to $61.7 million of adjusted operating expense reported in the first quarter of 2017. The decline is primarily due to decreases in employee compensation and benefits,  distribution,  newsprint, consulting and temporary services expense.

The Company’s newsprint expense in the first quarter of 2018 was $2.9 million, a decrease of 6.6 percent, compared to the first quarter of 2017, due to lower circulation volumes. Newsprint consumption declined 14.3 percent to 4,999 metric tons. Compared to the first quarter of 2017, newsprint cost per metric ton increased 8.0 percent and the average purchase price per metric ton for newsprint increased 9.8 percent.

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

May 2, 2018

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

May 2, 2018

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Wednesday,  May 2, 2018, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest. An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-866-233-3843 (USA) or 651-224-7472 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on May 2,  2018 until 11:59 p.m. CDT on May 9,  2018. The access code for the replay is 447524.

A. H. Belo Corporation Announces First Quarter 2018 Financial Results

May 2, 2018

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2018	2017
Net Operating Revenue:
Advertising and marketing services	$25,741	$35,204
Circulation	17,747	19,166
Printing, distribution and other	5,965	6,531
Total net operating revenue	49,453	60,901
Operating Costs and Expense:
Employee compensation and benefits	24,672	28,734
Other production, distribution and operating costs	23,014	28,326
Newsprint, ink and other supplies	5,311	5,901
Depreciation	2,473	2,506
Amortization	200	200
Asset impairments	—	228
Total operating costs and expense	55,670	65,895
Operating loss	(6,217)	(4,994)
Other income, net	888	522
Loss Before Income Taxes	(5,329)	(4,472)
Income tax benefit	(1,315)	(42)
Net Loss	$(4,014)	$(4,430)

Per Share Basis
Net loss
Basic and diluted	$(0.19)	$(0.21)
Number of common shares used in the per share calculation:
Basic and diluted	21,716,419	21,690,371

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$53,975	$57,660
Accounts receivable, net	20,450	26,740
Assets held for sale	1,089	1,089
Other current assets	18,383	16,905
Total current assets	93,897	102,394
Property, plant and equipment, net	30,541	31,706
Intangible assets, net	3,873	4,073
Goodwill	13,973	13,973
Deferred income taxes, net	6,974	5,355
Other assets	4,575	5,347
Total assets	$153,833	$162,848
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,737	$10,303
Accrued compensation and other current liabilities	12,685	12,518
Advance subscription payments	12,233	11,670
Total current liabilities	32,655	34,491
Long-term pension liabilities	21,941	23,038
Other liabilities	7,113	7,620
Total liabilities	61,709	65,149
Total shareholders' equity	92,124	97,699
Total liabilities and shareholders’ equity	$153,833	$162,848

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended March 31,
In thousands (unaudited)	2018	2017
Total net operating revenue	$49,453	$60,901
Total operating costs and expense	55,670	65,895
Operating Loss	$(6,217)	$(4,994)

Total net operating revenue	$49,453	$60,901
Addback:
Advertising contra revenue	2,853	—
Circulation contra revenue	258	—
Adjusted Operating Revenue	$52,564	$60,901

Total operating costs and expense	$55,670	$65,895
Addback:
Advertising contra expense	2,853	—
Circulation contra expense	258	—
Pension and post-employment benefit	(930)	(859)
Less:
Depreciation	2,473	2,506
Amortization	200	200
Severance expense	123	367
Asset impairments	—	228
Adjusted Operating Expense	$55,055	$61,735

Adjusted operating revenue	$52,564	$60,901
Adjusted operating expense	55,055	61,735
Adjusted Operating Loss	$(2,491)	$(834)

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented in accordance with the new guidance, while prior period amounts are not restated. While the Company adjusts operating revenue and expense, for comparative purposes, these adjustments have no effect on adjusted operating income (loss). In addition, the Company adopted the new retirement benefits guidance (Topic 715) as of January 1, 2018, which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As a result of adopting this new guidance,  total operating costs and expense increased $930 and $859 for the three months ended March 31, 2018 and 2017, respectively.

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to include pension and post-employment benefit and exclude depreciation,  amortization, severance expense and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies. Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.